Exhibit 16.1

CORNELL, BEALL & LEIGH, LLC
2660 Stratfield Drive
Cumming, Georgia 30041
404.694.9326

Confirmation of Section 4.02 (b)

Securities and Exchange Commission
Washington, DC 20549

Dear Sir,

This notice is to provide the Securities and Exchange Commission with response to section 4.02 (b) of the 8K for InfoSpi and its statements.  Note that the statements entered by InfoSpi  that are contained within section 4.02 (b) are agreed upon.

Regards,

John Beall, CPA
CORNELL, BEALL & LEIGH, LLC.
December 1, 2010